REPORT UNDER
NATIONAL INSTRUMENT 62-103,
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK),
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA),
SECTIONS 147.11 OF THE SECURITIES ACT (QUEBEC) AND
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN)
The following information is filed pursuant to the provisions listed above under applicable securities legislation:
(a)	the name and address of the offeror:

Wega Mining ASA (“Wega Mining”) Karenslyst Allé 2, 5 etg. P.O. Box 568 Skøyen N-0278 Oslo Norway

(b)	the designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances:

Pursuant to Wega Mining’s offer (the “Offer”), through its wholly-owned subsidiary Wega Mining Inc. (the “Offeror”), to acquire all of the outstanding common shares (the “Shares”) of Goldbelt Resources Ltd. (“Goldbelt”), as described in the Offeror’s offer and circular dated November 5, 2007, the Offeror took up and accepted for payment 66,972,035 Shares validly deposited (and not withdrawn), representing approximately 91% of the Shares of Goldbelt after giving effect to the exercise of all outstanding options and the issuance of Shares pursuant to all outstanding performance rights (but excluding the 16,000,000 Shares (the “Private Placement Shares”) subscribed for by the Offeror pursuant to the support agreement (the “Support Agreement”) dated October 17, 2007 among Wega Mining, the Offeror and Goldbelt). The Offer expired at 8:00 p.m. (Toronto time) on December 13, 2007.

(c)	the designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report:

Wega Mining previously disclosed that prior to the acquisition referred to in (b) above, pursuant to the Support Agreement, Wega Mining had agreed to invest approximately Cdn.$14 million into Goldbelt by subscribing for 16,000,000 Private Placement Shares at a price of Cdn.$0.90 per Share (the “Subscription”). On November 7, 2007, the Offeror and Goldbelt completed the subscription for 7,000,000 Private Placement Shares (for a total subscription price of Cdn.$6,300,000). On November 22, 2007, the Offeror and Goldbelt completed the subscription for the remaining 9,000,000 Private Placement Shares (for a total subscription price of Cdn.$8,100,000). The Subscription was not conditional on the successful completion of the Offer.

Together with the 16,000,000 Private Placement Shares, Wega Mining now owns, through the Offeror, approximately 93% of the Shares of Goldbelt on a fully diluted basis.

(d)	the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:
(i)	the offeror, either alone or together with any joint actors, has ownership and control:

See (c) above.

(ii)	the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor:

Not applicable.

(iii)	the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership:

Not applicable.
(e)	the name of the market in which the transaction or occurrence that gave rise to this report took place:

Not applicable. The Shares were acquired pursuant to a take-over bid.

(f)	the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

The purpose of the Offer was to acquire all of the outstanding Shares of Goldbelt (including those that may become issued and outstanding pursuant to performance rights entitling holders to obtain Shares and upon the conversion, exchange or exercise of options or other securities of Goldbelt that are convertible into or exchangeable or exercisable for Shares). It is Wega Mining’s current intention that it will enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all of the Shares not acquired under the Offer. The Offeror currently intends to acquire all of the outstanding Shares not tendered to the Offer by way of a compulsory acquisition or other subsequent acquisition transaction.

(g)	the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

On October 17, 2007, Wega Mining, the Offeror and Goldbelt entered into the Support Agreement which provided for, among other things, the Offeror’s Subscription for the 16,000,000 Private Placement Shares. Wega Mining also entered into lock-up agreements with certain directors and certain shareholders of Goldbelt on October 17, 2007.

(h)	the names of any joint actors in connection with the disclosure required by this report:

The Offer was made by Wega Mining Inc., a wholly-owned subsidiary of Wega Mining ASA.

(i)	in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror:

The aggregate cash consideration to be paid by Wega Mining in connection with its acquisition of Shares under the Offer referred to in (b) above will be Cdn.$103,806,654.30.

(j)	if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer’s securities:

Not applicable.

DATED this 18th day of December, 2007

WEGA MINING ASA
by	(signed) Hans-Arne L’orange
	Name:	Hans-Arne L’orange
	Title:	Executive Vice President M&A and Strategic Investments

EXHIBIT A
Please see attached.

FOR IMMEDIATE RELEASE
WEGA MINING ACQUIRES OVER 91% OF GOLDBELT RESOURCES
Toronto, Canada — December 14, 2007 — Wega Mining ASA (“Wega Mining”) announced that as of 8:00 p.m. (Toronto time) on December 13, 2007, approximately 67 million common shares of Goldbelt Resources Ltd. (TSX: GLD) (“Goldbelt”) had been validly deposited (and not withdrawn) to Wega Mining’s offer (the “Offer”), through its wholly-owned subsidiary Wega Mining Inc. (the “Offeror”), to acquire all of the outstanding common shares of Goldbelt for Cdn.$1.55 in cash per share. The Offeror has taken up and accepted for payment all of such shares, which represent over 91% of the common shares of Goldbelt (excluding the 16,000,000 common shares (the “Private Placement Shares”) subscribed for by the Offeror pursuant to the Support Agreement among Wega Mining, the Offeror and Goldbelt) and, accordingly, the Offer is now concluded. The shares taken up under the Offer are sufficient to permit the Offeror to complete a compulsory acquisition under the Business Corporations Act (British Columbia). Together with the 16,000,000 Private Placement Shares, the Offeror now owns approximately 93% of the common shares of Goldbelt on a fully diluted basis.
“We are pleased that Goldbelt shareholders have shown their support for our Offer and look forward to working towards the development of the Inata Gold Project and the continued pursuit of Goldbelt’s exploration potential”, said Lars Marius Furu, Chief Executive Officer of Wega Mining.
It is Wega Mining’s current intention that it will enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all of the common shares not acquired under the Offer. The Offeror currently intends to acquire all of the outstanding Goldbelt common shares not tendered to the Offer by way of a compulsory acquisition or other subsequent acquisition transaction.
About Wega Mining ASA
Wega Mining ASA is an Oslo-based international mining company focused on exploring, developing and operating gold, copper and zinc deposits. Wega Mining currently holds exploration licenses in Guinea, Canada, Portugal, Ecuador, Romania and Norway, and a gold-copper development project in Canada. It trades on Oslo Axess, an exchange regulated by the Oslo Stock Exchange. Additional details about Wega Mining can be found in its most recent annual report and listing prospectus available at www.wegamining.com.
No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.
This press release contains certain forward-looking statements. The words “expect”, “will”, “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The reader of this press release is cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Offeror or Wega Mining to be materially different from the Offeror’s or Wega Mining’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold and certain other commodities (such as zinc, copper, silver, fuel and electricity) and currency exchange rates; changes in interest rates or gold lease rates; risks arising from holding derivative instruments; inflationary pressures; ability to successfully integrate acquired assets; legislative, political and economic developments in the jurisdictions in which the Offeror, Wega Mining or Goldbelt carries on business; changes or disruptions in the securities markets; the occurrence of natural disasters, hostilities, acts of war or terrorism; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of the Offeror’s, Wega Mining’s or Goldbelt’s projects; risks of accidents, equipment breakdowns and labour disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with mining or development activities, including conducting such activities in remote locations with limited infrastructure; employee relations and shortages of skilled personnel and contractors; the speculative nature of mineral exploration and development, including the risk of diminishing quantities or grades of reserves or mineralization; adverse changes in the Offeror’s or Wega Mining’s credit rating; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business.
For Further Information:
Wega Mining ASA
Lars Marius Furu, CEO
+47 23160100